Exhibit (c)(7)

SPEEDWAY MOTORSPORTS, INC.


Sprint
Coca-Cola
MAX
CAMRY

Special Committee Discussion Materials

Project Slingshot

April 24, 2019

Morgan Stanley

Special Committee Process Key Considerations

SPEEDWAY MOTORSPORTS, INC.

1 Process Guiding Principles

Comprehensive

- Building a track record of full review of proposal including alternative transactions, deal tactics, and actionability
- Objective and analytic approach supporting arm's-length negotiations between the Special Committee and the controlling shareholders as between third parties

Transparent

- Process should be supported with clear and explicit analytics
- At certain key milestones in the strategic alternatives review, the Special Committee may consider updating its shareholders

Timely

- Rigorous process/timeline to determine the appropriate shareholder value maximizing alternatives
- Special Committee will want to demonstrate responsiveness without unnecessary haste

2 Timeline Development

- 12-Feb: Sonic Financial Corp (SFC) notified Speedway Motorsports' Board of possibility that it may submit a bid
  - Board established Special Committee and hired legal and financial advisors
- 23-Apr: SFC submitted non-binding proposal at $18.00/share in cash consideration
  - Speedway Motorsports issued press release on 24-Apr disclosing receipt of proposal and Special Committee formation

3 Key Due Diligence Items / Analytics

- 2019E budget and progress YTD
- Long range plan (3 to 5 years; Income and Cash Flow Statements; Revenue by type, including admissions, NASCAR broadcasting, sponsorships and other event related, souvenir and other merchandise, and other)
  - Relative strategic positioning
  - Key initiatives, opportunities for upside / risk
  - Value creation for shareholders

Speedway Motorsports vs. International Speedway Trading Performance

SPEEDWAYMOTORSPORTS, INC.

Relative Total Shareholder Returns

Last Twelve Months [1]

Returns	LTM	6Mo	3Mo
TRK	(20%)	(8%)	(13%)
ISC	5%	18%	(2%)
S&P 500	6%	5%	9%



Based to TRK $ / Share
20
19
18
17
16
15
14
13
12
$40.99
$17.34
ISC releases 3Q18 earnings and revises 2018 guidance down
ISC announces acquisition of Racing Electronics assets
NASCAR announces $42/ share bid to acquire remaining shares of ISC not owned by France Family
TRK announces a Weather Guarantee Program, offering ticket credit if a race is postponed due to weather
TRK reports relatively strong 3Q18; primarily due to realignment of race locations and timing
TRK FY18 earnings below consensus estimates
+6%
+5%
$43.23
(20%)
$13.94
Apr-18
May-18
Jun-18
Jul-18
Aug-18
Sep-18
Oct-18
Nov-18
Dec-18
Jan-19
Feb-19
Mar-19
Apr - 19
TRK
ISC
S&P 500
Earnings Release

Source: CapIQ

Note:
1. As of April 23, 2019

Speedway Motorsports vs. International Speedway EBITDA Trading Multiples Over Time

SPEEDWAY MOTORSPORTS, INC.

AV / NTM EBITDA

Last Two Years[(1)]

	Average			
	L2Y	LTM	6Mo	3Mo
TRK	7.1x	6.7x	6.5x	6.4x
ISC	7.9x	7.9x	8.0x	8.1x



10.0x
9.0x
8.0x
7.0x
6.0x
5.0x
Apr-17
Jun-17
Aug-17
Oct-17
Dec-17
Feb-18
Apr-18
Jun-18
Aug-18
Oct-18
Dec-18
Feb-19
Apr-19
ISC releases 3Q18 earnings and revises 2018 guidance down
NASCAR announces $42/ share bid to acquire remaining shares of ISC not owned by France Family
ISC
7.7x
5.6x
TRK
ISC

Source: CapIQ

Note:
1. As of April 23, 2019

Illustrative Speedway Motorsports Premium Matrix

SpeedwayMotorsports, Inc.

	Illustrative TRK Share Price	Premium To: Current 4/23/2019	Prior to ISC Bid 11/8/2018	VWAP 30-Day	VWAP 60-Day	VWAP 90-Day	Last 12 Months High	Last 12 Months Low	Last 12 Months VWAP	Median TRK Broker PT	AV / Adj. EBITDA 2019E	AV / Adj. EBITDA 2020E
		$13.94	$16.68	$14.46	$15.54	$15.78	$18.36	$13.47	$16.55	$18.00	124	127
Current Trading	$13.94	0.0%	(16.4%)	(3.6%)	(10.3%)	(11.6%)	(24.1%)	3.5%	(15.8%)	(22.6%)	5.6x	5.5x
Non-Binding Proposal	$18.00	29.1%	7.9%	24.5%	15.8%	14.1%	(2.0%)	33.6%	8.7%	0.0%	6.9x	6.8x

ISC Bid at $42 / Share was 14% Premium to 30-Day VWAP

ISC Bid at $42 / Share was ~8x 2019E EBITDA

Source: CapIQ
Note:
1. As of April 23, 2019

Speedway Motorsports Trading Volume Basis Analysis

SPEEDWAYMOTORSPORTS, INC.

Market Data as of April 23rd, 2019

- Current Speedway Motorsports float is ~11MM shares
  - Excludes Sonic Financial Corp. affiliated stakes

Stock Price Trading Range

Last 15 Months



$22.50
$20.00
$17.50
$15.00
$12.50
$21.15
Over the last 12 months, ~79% of Speedway's float traded near or below non-binding proposal at $18/share
$18.36
$18.35
$18.15
$18.15
$15.07
Non-Binding Proposal: $18.00
Current Price: $13.94
$13.47
$13.47
$13.47
$13.47
$13.47
$13.47
Last 15 Months
Last 12 Months
Last 9 Months
Last 6 Months
Last 3 Months
Last 1 Month
Quartile 1
Quartile 2
Quartile 3
Quartile 4
Current Price
Non-Binding Proposal

	15 Months	12 Months	9 Months	6 Months	3 Months	1 Month
Total Shares Traded (000's)	11.1	9.1	6.8	5.4	2.7	1.2
Total Volume / Current Float	98%	79%	60%	47%	23%	10%

Source: CapIQ

NASCAR / ISC Proposed Transaction Overview

SpeedwayMotorsports, Inc.

NASCAR / ISC Transaction Highlights

- On November 9, 2018, NASCAR made a non-binding proposal to acquire all outstanding shares of ISC, not owned by the controlling shareholders of NASCAR, for **$42 / share in cash**
- Purchase price represents a **14% premium** to 30-day VWAP of $36.91
- A Special Committee of ISC BoD has been formed to evaluate the offer
- ISC has not provided additional comments on timetable or next steps

ISC Stock Price Reaction



1-day prior
10-days prior
30-days prior
Date
11/8/2018
10/30/2018
10/10/2018
Price
$39.50
$37.20
$35.59
Premium
6.3%
12.9%
18.0%
$50.00
$46.00
$42.00
$38.00
$34.00
$43.23
Offer Price
NASCAR Offer
ISC Q3'18 Earnings
ISC FY18 Earnings
ISC Q1'19 Earnings
Jul-18
Aug-18
Sep-18
Oct-18
Nov-18
Dec-18
Jan-19
Feb-19
Mar-19
Apr-19

Transaction Detail

$MM, unless otherwise noted

Offer Price	**$42.00**
Total Implied Equity Value	$1,869
(+) Net Debt	(19)
Total Implied AV	**1,849**
2018E EBITDA	223
2019E EBITDA	233
Implied AV / 2018E EBITDA	**8.3x**
Implied AV / 2019E EBITDA	**8.0x**

Public stake being acquired worth ~ **$1.1Bn**

Represents **~58% not owned by France Family**

Research Analyst Commentary

"…we believe **investors remain focused on the NASCAR acquisition offer** — shares continue to trade above the $42 all-cash deal price — rather than near-term operating results.."
– Broker B, January 2019

"After the deal surfaced in early November 2018, S&P put ISC's 'BBB' **credit rating on negative watch concerning the potential additional debt** (assuming NASCAR purchases non-France family controlled ISC shares entirely with new debt) and **meaningfully higher leverage of the combined company**…We note that each additional dollar offered by NASCAR [adds] ~$27.2MM in consideration. Given the France family's conservatism, these parameters could **limit any potential sweetened offer**…"
– Broker A, January 2019

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